APPLEBEE'S INTERNATIONAL, INC.
                                 SEVERANCE PLAN
                                  FOR OFFICERS














                            Summary Plan Description
                                     of the
                  Applebee's International, Inc. Severance Plan



                           Effective September 1, 2006

                           SEVERANCE PLAN FOR OFFICERS
                        OF APPLEBEE'S INTERNATIONAL, INC.

HIGHLIGHTS AND ELIGIBILITY REQUIREMENTS
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     o    Overview

          This booklet describes the Severance Plan for Officers of Applebee's International, Inc. (the "Plan") which provides severance pay and related benefits to certain eligible Officers employed by Applebee's International, Inc. (the "Employer").

     o    Eligibility

          To be eligible for the benefits provided under this Plan, you must:

          o be classified by the Employer as an Officer of the Employer at the time of your termination of employment. "You" and "your" shall refer to eligible officers;

          o be terminated from your employment with the Employer due to a reduction in the Employer's work force, a reorganization or restructuring of the Employer, changes in the Employer's operating requirements, or other circumstances specified or determined by the Plan Administrator at the time of your termination to qualify as loss of your position through no fault of your own;

          o    receive  a  notification   letter  from  an  authorized  Employer
               official at the time of your termination of employment stating that you are eligible for benefits under this Plan;

          o have in effect an agreement with the Employer that the Plan Administrator determines in its sole and absolute discretion adequately provides for protection of intellectual property of the Employer or any of its affiliates (the "Affiliated Group"), and that you will not compete with the Affiliated Group, disclose confidences of the Affiliated Group, or solicit any employee of the Affiliated Group.

          o return all Employer property that is in your possession, custody or control within 10 days of the date of your termination of employment. This "property" includes, but is not limited to, all materials, documents, plans, records or papers or any copies of such documents which in any way relate to the Employer's affairs. This property further includes all tools, vehicles, credit cards, laptop computers, guideline manuals, money owed due to company-sponsored credit cards, and any money due your Employer.

          o have executed a Post-Termination Severance and Confidentiality Agreement with the Employer within 21 days of the date you receive that agreement (which agreement will be provided to you after your date of termination of employment) and you must not revoke that agreement.

          o cooperate in the efficient and orderly transfer of your duties and responsibilities to other Associates.

     If you do not meet all eligibility criteria, you will not be entitled to severance benefits under this Plan. However, you may otherwise become eligible for severance pursuant to the terms of the Applebee's International, Inc. Change in Control and Noncompete Agreement if you and the Employer have executed that agreement.

     The Plan Administrator, if it determines that you are engaging in any conduct that violates the terms of this Plan or any agreement with the Employer may, in its discretion, terminate the Severance Pay and related benefits that you are eligible to receive under the Plan and may initiate proceedings to recover any benefits or payments you have received.

o Examples of Circumstances in which no Severance Pay will be payable under this Plan

     Officers will not be eligible for participation in this Plan if, among other reasons, they:

          o leave the employment of the Employer voluntarily, including their retirement;

          o are terminated, but the termination is not as part of a reduction in force, Employer reorganization or restructuring or changes in the Employer's operating requirements (examples of terminations that do not qualify for participation include violation of company policy, including misconduct or other cause, or for performance reasons);

          o terminate employment due to an accident, illness, disability or death;

          o refuse to accept an offer from the Employer for a position of comparable responsibilities or salary with the Employer at the time of their termination of employment;

          o are notified in advance of the designated date of their termination of employment that they are to be terminated, and they voluntarily terminate their employment prior to the designated date of their termination and thus are not actively employed with the Employer on the designated date of termination of their employment.

================================================================================

               For example, assume the Employer notifies you on September 1, that your employment will be terminated on November 1. If you choose to quit your position with the Employer at any time prior to November 1, you are not eligible for benefits under this plan.

================================================================================

BENEFITS PROVIDED UNDER THE PLAN
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     o    Overview

          If you meet the eligibility requirements and become a participant in the Plan, you will be entitled to receive the following benefits:

     o    Severance Pay

          Notwithstanding any provision in this summary, all pay and benefits under this Plan will cease upon your date of rehire with the Employer (this is a "Cessation" of your Severance Pay).

          o    Severance Pay -

               Those Officers who become eligible to receive severance pay pursuant to this Plan, will receive "Regular Severance Pay" equal to fifty-two weeks of Base Pay. In addition, beginning with the month following the end of your "COBRA Premium Benefit" (see below for the period of the COBRA Premium Benefit and for an example of this.) and ending on the earlier of the date you become employed by any employer or the end of twelve months after you become eligible for Severance Pay, you will receive additional Severance Pay ("Additional Severance Pay") in the form of monthly payments equal to fifty percent (50%) of the monthly cost of COBRA coverage for the level of coverage, if any, in effect for you on the date of your termination of employment plus a "Tax Gross Up." The Tax Gross Up will be based on assumed federal, state and local taxes of 32% and will not be based on actual tax rates. Additional Severance Pay will change as the COBRA cost changes, but will always be based on your level of coverage in effect on the date of your termination of employment, even if you do not elect or cease COBRA coverage. Regular Severance Pay shall be paid on the Employer's regular payroll payment dates for Officers for fifty-two (52) weeks (subject to a Cessation). Additional Severance Pay shall be paid monthly by the due date for COBRA premiums. The Severance Pay Period is the fifty-two week period beginning on the date you become eligible for Severance Pay. Regular Severance Pay and Additional Severance Pay shall together be referred to as "Severance Pay."

               All Severance Pay will be subject to deductions for federal and state taxes and all other legally required or otherwise authorized deductions. Severance Pay will be in addition to any regular salary earned through your last date of employment and in addition to pay for any earned vacation which has not been taken, as determined in accordance with normal Employer policies.

          o    COBRA Premium Benefit

               Upon termination of employment you will be given the option to elect to continue your group medical coverage under COBRA. Your eligibility for extension of coverage, known as "COBRA coverage," is described in a separate booklet describing your medical care benefits. You are eligible for COBRA coverage whether or not you sign a Post-Termination Severance and Confidentiality Agreement. However, if you become eligible to receive Severance Pay and you elect COBRA coverage, the Employer will pay 50% of the cost of your COBRA coverage for a period equal to the number of months this benefit is available under the Severance Plan applicable to the lowest paid salaried associates (which is currently 6 months) or until you become employed by a successor employer, whichever occurs first. This period will count against the total time period of COBRA coverage that the law allows you to receive so that in any event you are never entitled to more than eighteen months (or the period provided under COBRA) of COBRA coverage (including any months during which the Employer is paying 50% of the cost).

          o    Example

               Assume that your COBRA Premium Benefit period is six months and that your COBRA premium is $500 throughout your severance. Also, assume that your Regular Severance Pay begins July 1, 2007, and continues without reduction for 52 weeks. If you elect COBRA coverage, you will pay $250 per month for COBRA coverage from July 1, 2007 through December 31, 2007. Thereafter, you'll pay $500 per month for COBRA. However, from January 1, 2008 through June 30, 2008, you will receive Additional Severance Pay of $250.00 per month, plus a gross up for taxes at a 32% rate, so that the Additional Severance Pay would be $367.65.

          o    Reductions To Severance Pay

               Regular  Severance  Pay shall be reduced (but not below zero) by:
               (1) any other amount paid by Employer due to your termination of employment; and (2) any amount (before deductions) received by you from any employer during the Severance Pay Period. The reduced Regular Severance Pay shall be prorated over the fifty-two (52) week Severance Pay Period. Additional Severance Pay will cease as of the first of the month following the month you become employed by another employer. The Plan Administrator must receive reports in the form required by it by the deadlines set by the Plan Administrator that verify your ongoing eligibility for Severance Pay and the amount thereof. All reports must be signed by you and must be received by the Plan Administrator at the intervals required by it (such as monthly). Severance Pay will be delayed pending receipt of any documentation required by the Plan Administrator to establish your initial or continued eligibility for, or the amount of, Severance Pay under this Plan.

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

               No such reduction in Plan benefits will result from the value of any additional vesting or extended exercisability of equity-based compensation or health benefits provided by the Employer pursuant to any other agreement.

               Notwithstanding anything herein to the contrary, Severance Pay shall be reduced so that the sum of Severance Pay and all other amounts that become due to Officer from the Employer as a result of such Officer's involuntary Separation from Service, will not exceed two times the lesser of: (1) the Officer's W-2 wages for the calendar year preceding the calendar year in which the Officer's Separation from Service occurs; or (2) the maximum amount that may be taken into account under a qualified retirement plan pursuant to Internal Revenue Code Section
               401(a)(17) ($220,000 for 2006) for the year in which the Officer's Separation from Service occurs. In addition, all Severance Pay and any amount otherwise due to an Officer from the Employer as a result of such Officer's involuntary Separation from Service must be paid to such Officer no later than December 31st of the second calendar year following the calendar year in which the Officer's Separation from Service occurs.

               Persons receiving severance payments are not eligible for unemployment compensation benefits in some states. However, if you apply and are found eligible for unemployment compensation benefits, any remaining Severance Pay will be reduced by the amount of any unemployment compensation benefits you receive. Additionally, the payment of severance pay will cease on the date of your death, and no survivor benefit is payable. Further, the amount of Severance Pay you receive will be offset by the amount (if any) you receive pursuant to the Worker Adjustment and Retraining Notification Act (WARN).

          o    Definitions and Terms of Payment Relating to Severance Pay

     Base Pay is your regular base salary rate for your last regularly scheduled pay period immediately preceding the date of your termination from employment, as determined by the Plan Administrator in its sole discretion. Base Pay excludes overtime pay, bonuses, car allowance, commissions, fees, incentive allowances, equity compensation and employer-provided benefits and any other items determined by the Plan Administrator in its sole discretion.

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

     Post-Termination Severance and Confidentiality Agreement - This is an agreement between you and the Employer that includes a waiver of all claims you might have against the Employer and an agreement that you will not disclose to anyone any information that the Employer deems to be "confidential" or "proprietary." The types of information considered to be confidential will be included in the agreement. Examples of this information include, but are not limited to, information on preparation of various food products, information on methods of distribution or financial information, and other confidential information. This agreement is a condition to your receipt of Severance Pay. The terms of the agreement will be determined by the Employer.

     Generally, you will have 21 days to consider whether to sign this agreement. You will have the right to revoke this agreement for 7 days after you sign it. You are advised to obtain legal counsel in considering whether to sign this agreement.

o    Timing Of Severance Pay

     Severance Pay will commence no sooner than after the end of the seven (7) day revocation period which follows the date the Employer receives your signed Post-Termination Severance and Confidentiality Agreement.

     You will not be penalized in any way for using the full, allotted period to review the agreement. Thus, once your severance agreement becomes irrevocable you will receive a "catch up" payment to make up for any missed payments on the next regularly scheduled payday. In addition, any benefits you would have been entitled to as part of the supplemental severance package will be reinstated retroactively for the period covered by that payment.

o    Other Benefits

     With the exception of the benefits described in this booklet, all other Employer-paid benefits provided to you will cease on the date your employment with the Employer terminates.

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

ADDITIONAL IMPORTANT INFORMATION
--------------------------------------------------------------------------------

o    Claims Procedure When Your Benefits Are Disputed

     If a dispute arises concerning whether you are entitled to benefits under this Plan or as to the amount of your benefits, you must first file a claim for benefits in accordance with the following procedure. A claim for Plan benefits must be in writing and addressed to the Plan Administrator, Severance Plan for Officers of Applebee's International, Inc., at 4551 West 107th Street, Overland Park, Kansas 66207, or any other address that may be designated from time to time. You will receive a written notice from the Plan Administrator with respect to your claim within 90 days of the date the Plan Administrator received your initial claim. If special circumstances require an extension of time, written notice will be given to you before the end of this 90-day period and will explain the reasons for the delay. If you are not furnished notice regarding your claim within these time periods, your claim will be considered denied.

     If the Plan Administrator denies your claim, in whole or in part, it will tell you why, refer you to the applicable provisions of the plan document or other relevant records or papers, and inform you when and where you may see them. You will also be told if any additional material or information is needed to perfect your claim, what material or information is needed and why such material is needed. In addition, you will be told how you can appeal for reconsideration of its decision. Should you disagree with the determination, you have 60 days to request a review in writing. The Plan Administrator will reconsider your claim and its resulting decision will be issued within 60 days after your request. If more time is needed because of unusual circumstances, you will be notified.

     The Plan Administrator, has the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final, conclusive and binding on all parties. Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review, unless it is shown that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious).

o    Assignment Of Benefits

     Benefits under the Plan may not be assigned, transferred or pledged to a third party, for example, as security for a loan or other debt, except to repay bona fide debts to the Employer.

o    Financing The Plan

     The Employer pays the entire cost of the Plan out of its general assets. Benefit payments are made on the authorization of the Applebee's International, Inc. Executive Compensation Committee (the "ECC") as Plan Administrator or of a delegate appointed by the ECC.

o    Plan Amendment and Termination

     Applebee's International, Inc. reserves the right in its discretion to terminate the Plan and to amend the Plan in any manner at any time. Any amendment will not affect the Plan benefits of those who have already been approved for and are receiving payment of benefits. Benefits for other Associates, however, may be reduced or eliminated at any time. Upon final termination of the Plan, the Employer will make appropriate arrangements to wind up the affairs of the Plan. Prior practices by any Employer or entity related to the Employer shall not diminish in any way the rights granted Applebee's International, Inc. under this section. Oral and other informal communications made by the Employer or the Employer's representatives shall not give rise to any rights or benefits other than those contained in the Plan described herein and such communications will not diminish the Employer's rights to amend or terminate the Plan in any manner.

o    Statement of ERISA Rights

     The following statement is required by federal law and regulations. As a participant in the Plan described in this booklet, you are entitled to certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

     o Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

     o Obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

     o Obtain a statement telling you whether you have a right, under the Severance Plan for Officers of Applebee's International, Inc. to receive a benefit and, if so, what your benefit would be. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

     In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Associate benefit plan. The people who operate your plan, called "fiduciaries" of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

     If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim, including the right to obtain copies of documents relating to the denial without charge, all within certain time schedules.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file a suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

     If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

     If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA or you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

BASIC PLAN DATA
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o         Plan Name and Type

          The name of the severance plan is the Applebee's International, Inc. Severance Plan for Officers. The Plan is considered a "welfare plan" under the Employee Retirement Income Security Act of 1974 (ERISA). This Plan is effective September 1, 2006.

o         Name and Address of Plan Sponsor and Employer

          The Plan is sponsored by:        Applebee's International, Inc.
                                           4551 West 107th Street
                                           Overland Park, Kansas 66207

o         Employer and Plan Identification Number

          The Internal Revenue Service has assigned Applebee's International, Inc. the employer identification number 48-117-5351. The plan number assigned to the Plan is 505.

o         Plan Administration

          Applebee's International, Inc. Executive Compensation Committee (the "ECC") is the Plan Administrator for the Plan under ERISA and can be contacted at the address set forth above. The Plan Administrator may delegate all or part of its duties and/or authority to any one or more persons or entities.

o         Fiscal Year of the Plan

          The Plan and its records are kept on a plan-year basis. The plan year is the 12-month period beginning January 1 of each year and ending each December 31.

o         Agent for the Service of Legal Process

          Legal process can be served on Applebee's International, Inc. by directing such legal service to:

                   Exec. Vice President, Chief People Officer
                   Applebee's International, Inc.
                   4551 West 107th Street
                   Overland Park, Kansas  66207

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